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                                                                    EXHIBIT 10.4



                               AMEREN CORPORATION
                     DEFERRED COMPENSATION PLAN FOR MEMBERS
                            OF THE BOARD OF DIRECTORS

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1.       PURPOSE

         The purpose of the Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors ("Plan") is to provide members of the Boards of Directors of Ameren Corporation and its subsidiaries ("Ameren") with the opportunity to accumulate capital and postpone the income taxes thereon of up to 100 percent of their Director's Retainer. Participation in the Plan is voluntary. The Plan is administered by a committee of officers ("Committee") of Ameren Services Company ("the Company") who have been appointed by the Chief Executive Officer of Ameren.

2.       DEFINITIONS

         Certain words and phrases are defined when first used in later paragraphs of the Plan. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

         Boards of Directors:

         A. Deferral Account: Book entries reflecting each Participant's Deferred Amounts and Interest credited thereon pursuant to the provisions of Section 7. A separate Deferral Account shall be maintained for each Deferral Commitment commenced hereunder.

         B. Deferral Commitment: The sum of the Director's Retainer Fee and/or Meeting Stipend deferrals to which the Participant obligates himself pursuant to the provisions of Section 4.

         C. Deferred Amount: The amount of Director's Retainer Fees and Meeting Stipends which a Participant elects to defer pursuant to the provisions of the Plan.

         D. Director's Retainer Fee: The monthly fee paid to a Participant in his capacity as a member of the Board of Directors of Ameren, exclusive of any other amounts paid by Ameren.

         E. Meeting Stipend: The amount paid to the Director for attending Board meetings.






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         Deferred Compensation Plan (Continued)

         F.       Effective Date:  January 1, 1999.

         G. Interest: The amount of interest which a Participant shall be deemed to earn on his Deferred Amounts and which shall be credited to his Deferral Account as determined pursuant to
                  Section 8.

         H. Participant: Any member of the Board of Directors of Ameren who elects or has elected to defer a portion of his Director's Retainer Fee and/or Director's Meeting Stipend pursuant to the provisions of the Plan, and for whom the Company maintains one or more Deferral Accounts pursuant to the provisions of the Plan.

         I. Plan: The Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors, as revised and restated.

         J. Plan Year: The 12-month period commencing January 1 and ending on December 31.

         K. Retirement Age: Normal Retirement Age under the provisions of the Plan shall be 72 years of age. However, retirement shall be permitted under the provisions of the Plan as early as 55 years of age.

         L. Salary: The annual base pay of a Participant, exclusive of any income from commissions, benefits, allowances, and/or other incentive plans paid by Ameren.

3.       ELIGIBILITY

         Members of the Boards of Directors of Ameren who are receiving a Director's Retainer Fee shall be eligible to participate in the Plan. Any individual who is eligible to participate in the Plan may become a Participant by commencing a Deferral Commitment.

4.        COMMENCING A DEFERRAL COMMITMENT

          A Participant may commence a Deferral Commitment by making an election to defer a percentage of his Retainer Fee and/or his Meeting Stipend in the manner set forth in Section 6. A Participant may defer a percentage of his Director's Retainer Fee up to a maximum of 100 percent; however, the annual dollar value of the percentage of the Director's Retainer Fee deferred by the Participant must be at least $3,500. Except as described below with respect to accelerating a Deferral Commitment, during the term of a Deferral Commitment the deferral percentage elected by the Participant shall not be increased or decreased.

          The term of a Deferral Commitment Plan shall consist of separate and non-overlapping four-year segments, each made up of four consecutive calendar years, with all Deferral Commitments commenced on any January 1 therein terminating on the last day of such






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Deferred Compensation Plan (Continued)

         four-year segment for all purposes hereunder. The Committee may, in its absolute and sole discretion, authorize a term of less than four years.

         In the event that a Participant who has commenced a Deferral Commitment during a four-year segment retires prior to the last day of such four-year segment, the amount of such Deferral Commitment shall be adjusted to reflect the Participant's actual deferrals to date such that the Deferral Commitment shall be deemed to be complete as of the date of retirement for all purposes pursuant to the provisions of the Plan.

         In the event a Participant who has elected to defer less than 100 percent of his Director's Retainer Fee has fewer years remaining before his retirement than remain in the current four-year segment, described above, the Committee, at the request of the Participant and in its sole and absolute discretion, may agree at any time prior to completion of a Deferral Commitment to permit the Participant to increase his deferral percentage (up to a maximum of 100 percent) so that the Participant may accelerate as much of his original Deferral Commitment as possible into the period remaining before retirement.

         The Participant's Deferred Amounts shall be credited to his Deferral Account by no later than the end of the month in which such amounts would, but for such deferral, be payable to the Participant.

5.       MULTIPLE DEFERRAL COMMITMENTS DURING A FOUR-YEAR SEGMENT

         In the event that a Participant has, pursuant to the provisions of this Section and Section 4, commenced one or more Deferral Commitments during a four-year segment wherein the Deferral Commitments are for less than the maximum deferral percentage of his Director's Retainer Fee, the Participant may commence another Deferral Commitment effective on any subsequent January 1 prior to the end of the then current four-year segment by electing to defer an additional percentage of his Director's Retainer Fee, provided that each additional Deferral Commitment independently satisfies the requirements of Section 4.

6.       TERMS OF DEFERRAL ELECTION

         A written deferral election shall indicate: (a) the percentage amount of the Director's Retainer Fee which the Participant is electing to defer under the Plan; (b) whether the Participant wishes to defer his Director's Meeting Stipend; and (c) the method of distribution of such amounts. The Participant may defer either the Director's Retainer Fee or Meeting Stipend, or defer both. Such election form shall be filed by the Participant with the Committee by no later than the last date specified for such filing. Such election shall be effective on the first day of the next Plan Year.









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Deferred Compensation Plan (Continued)

7.       PARTICIPANT DEFERRAL ACCOUNT

         There shall be established a Deferral Account in the name of each Participant who elects to defer his Director's Retainer Fee and/or Director's Meeting Stipend by commencing a Deferral Commitment under the provisions of the Plan. A separate Deferral Account will be maintained for each Deferral Commitment commenced by each Participant. The Deferral Account shall reflect the value of the Participant's Deferred Amounts plus Interest credited thereon with respect to the specific Deferral Commitment. The records for each Deferral Account maintained by the Company for the Participant shall be available for inspection by the Participant at reasonable times, and the Company shall furnish the Participant on or before the first day of March of each year (and at such other times as the Company may choose) a statement indicating the aggregate amount credited to each of the Participant's Deferral Accounts through the last day of the preceding Plan Year (or such other date as the Company may choose) and the value of each such Deferral Account on such date.

8.       INTEREST ON DEFERRED AMOUNTS

         Interest calculated at the rate or rates, as hereinafter described, shall accrue from the date deferrals are credited to the Participant's Deferral Account and shall be compounded annually and credited to the Participant's Deferral Account as of the last business day of each Plan Year for which the Participant has a Deferral Account balance. While the Participant is employed by Ameren (except where the Participant has attained 65 years of age) the Participant's Deferral Account balance shall earn Interest at the "Plan Interest Rate." After retirement (and when the Participant remains employed by Ameren after having attained 65 years of age) or following the death of the Participant, the Participant's Deferral Account balance shall earn interest at the "Base Interest Rate."

         Interest rates are calculated annually as of the first day of the Plan Year. The "Plan Interest Rate" for any Plan Year shall be 150 percent of the average Moody's Seasoned AAA Corporate Bond Yield Index (Moody's Index) for the previous calendar year. (For a Deferral Commitment commenced on August 1, 1986, consult the plan documents then in effect.)

         The "Base Interest Rate" for any Plan Year shall be equal to the average Moody's Index for the previous calendar year.

9.       DISTRIBUTION AT RETIREMENT

         The balance of each of a Participant's Deferral Accounts shall be distributed to the Participant, each according to the pay-out method selected by the Participant, beginning no later than the first day of the first month following the month in which the Participant retires from the Board of Directors. In the event the balances of one or more of the Participant's Deferral Accounts are to be distributed as a single lump sum, such








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Deferred Compensation Plan (Continued)

         distribution shall take place no later than the first day of the first month following the month in which the Participant retires.

         At the time that a Participant makes an election to defer his Director's Retainer and/or Director's Meeting Fees under the Plan, the Participant shall select a method for the distribution of the balance of that Deferral Account at retirement by choosing one of the following alternative methods of distribution:

                1. The balance of the Participant's Deferral Account to be distributed in a single lump sum.

                2. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 5 years commencing at retirement.

                3. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 10 years commencing at retirement.

                4. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 15 years commencing at retirement.

         (Methods 2 through 4 shall be payable either in monthly or annual installments as elected by the Participant or his beneficiary.)

         With respect to Deferral Commitments commenced prior to January 1, 1991, a Participant may choose to have the balance of said Deferral Account(s) distributed in substantially equal installments over the period commencing at such Participant's retirement and continuing until the Participant attains 80 years of age.

         Except as described in the preceding sentence, a Participant's selection of a method of distribution may be changed by the Participant as frequently as he chooses up to one year prior to the date when distributions from the Participant's Deferral Account are to commence. A change in the method of distribution must be made on a form provided by the Company which must be filed by the Participant with the Company.

10.      REVOCATION OF DEFERRAL ELECTION

         A Participant may revoke his election to defer his Director's Fee and/or Stipend at any time prior to or after completing a Deferral Commitment. Such revocation must be made in writing and filed with the Company. When the Participant revokes his deferral election, all amounts deferred pursuant to that Deferral Commitment will be distributed to the Participant in a single sum no later than 30 days after the date the notice of revocation is filed. All Interest credited to the Participant's corresponding Deferral Account will be






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Deferred Compensation Plan (Continued)

         forfeited, and the Participant will not be permitted to commence another Deferral Commitment any sooner than one year after the next January 1.

11.      RESIGNATION PRIOR TO COMPLETION OF DEFERRAL COMMITMENT

         If a Participant resigns from the Board of Directors prior to completing a Deferral Commitment, such Deferral Commitment shall be adjusted to reflect the Participant's actual deferrals to date such that the Deferral Commitment shall be deemed to be complete as of the date of resignation. The balance of the Participant's corresponding Deferral Account shall be distributed in a single sum no later than 30 days after the Participant's resignation, except that such balance shall be reduced prior to distribution in order to reflect that all interest earned on the Participant's Deferral Account shall have been computed with the Base Interest Rate only. Interest representing the increment over the Base Interest Rate which would have otherwise have been payable at or after retirement shall be forfeited.

12.      RESIGNATION PRIOR TO BECOMING ELIGIBLE FOR RETIREMENT

         A.      General:

                 Except as described in Paragraph B below, in the event that a Participant resigns from the Board of Directors after completing one or more Deferral Commitments but prior to becoming eligible for retirement, the balance of the Participant's corresponding Deferral Account(s) shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant resigns, except that such balance(s) shall be reduced prior to distribution in order to reflect that all Interest earned on the Participant's Deferral Account(s) shall have been computed using the Base Interest Rate only. Interest representing the increment over the Base Interest Rate which would otherwise have been payable at or after retirement shall be forfeited.

         B.      Change of Control:

                 In the event that a Participant resigns from the Board of Directors after completing one or more Deferral Commitments but prior to becoming eligible for retirement and after the occurrence of a Change of Control, the balance of the Participant's Deferral Account(s), including Interest calculated at the Plan Interest Rate, shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant resigns. For the purposes of this Paragraph, Change of Control shall mean:

                 1. The purchase or other acquisition, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, in one or a series of transactions by a person or a group of persons acting in concert, of beneficial ownership in







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Deferred Compensation Plan (Continued)

                       more than 25% of the then outstanding voting stock of Ameren Corporation;

                 2. the receipt of proxies for the election of directors of Ameren Corporation in opposition to the Board's slate of nominees which proxies aggregate more than 40% of the then outstanding voting stock of the Ameren Corporation; or

                 3. the sale or issuance of such number of shares of voting stock of Ameren Corporation for consideration other than cash in any transaction or series of related transactions which constitute more than 25% of the outstanding voting power of Ameren Corporation after giving effect to such issuance or sale.

13.       TOTAL DISABILITY OF PARTICIPANT

          In the event that it is determined by a duly licensed physician selected by the Company that, because of ill health, accident or other disability, a Participant is no longer able, properly and satisfactorily, to perform his regular duties and responsibilities as a member of the Board of Directors, the Company shall commence distribution of the Participant's Deferral Account(s) according to the method(s) of distribution selected by the Participant pursuant to
          Section 9 no later than the tenth day of the first month following the date of the physician's disability determination.

14.       DEATH OF PARTICIPANT

          A.       Prior to Retirement:

                   1. In the event of the Participant's death prior to his retirement, the Participant's Deferral Account(s) to the Participant's designated beneficiary(ies) should be distributed according to the method(s) selected by the Participant pursuant to Section 9 no later than the tenth day of the first month following the date of the Participant's death, except that if the Participant had selected method 1 (or the additional method of distribution for Deferral Commitments commenced prior to October 12, 1990) under Section 9, distribution shall be made as if he had selected method 4.

                   2. In addition, for Deferral Commitments commenced prior to January 1, 1995, the following survivor benefits will be payable:

                           The beneficiary(ies) designated by the Participant shall receive from the Company an annual benefit for a period of 10 years, payable in either monthly or annual installments as elected by the beneficiary(ies), equal to one-half of each of the Participant's Deferral Commitments made prior to January 1, 1995 (based on the dollar value of each Deferral Commitment







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Deferred Compensation Plan (Continued)

                           on the date such Deferral Commitment was commenced), except that the benefit payable hereunder shall be calculated by using no more than the first 10 percent of Salary deferred by such Participant. In the event the Participant has designated more than one beneficiary, this additional annual benefit shall be divided among such beneficiaries in the same percentages used to divide and distribute the Participant's Deferral Account(s). (The beneficiary(ies) of a Participant who is receiving or who has received distributions pursuant to either
                           Section 13 or Section 15 is eligible for the benefit described in this paragraph.)

          B.      After Retirement:

                  1. In the event of the Participant's death after retirement, the Company shall continue to make distributions over the remainder of the period(s) that would have been applicable to the Participant had he survived except that such continuing distributions shall be made to the Participant's designated beneficiary(ies).

                  2. In addition, for Deferral Commitments commenced prior to January 1, 1995, the following survivor benefits will be payable:

                           If the Participant's death occurs within 15 years after retirement from the Board of Directors, the Participant's surviving spouse (if any) shall receive an annual benefit for life, payable in either monthly or annual installments, as elected by the surviving spouse, equal to one-half of the annual amount the Participant would have received from each of his Deferral Accounts, based on each of the Participant's Deferral Commitments commenced prior to January 1, 1995, except that the benefit payable hereunder shall be calculated by using no more than the first 10 percent of Salary deferred by such Participant, and assuming he had selected distribution method 4 pursuant to Section 9. (For the purposes of the benefit described in the preceding sentence, the Interest rate which shall be used to calculate the amount of the annual benefit shall be the Base Interest Rate in effect for the year immediately preceding the year of the Participant's death.)

15.       HARDSHIP DISTRIBUTION

          In the event that a Participant (or in the case of the Participant's death, his beneficiary) suffers a Financial Hardship, the Committee may, if it deems advisable in its sole and absolute discretion, distribute on behalf of the Participant, or his/her beneficiary, any portion of the Participant's Deferral Account(s), but in no event more than the amount necessary, to meet the Financial Hardship. Any such hardship distribution shall be made at such times as the Committee shall determine, and the Participant's Deferral Account(s)






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Deferred Compensation Plan (Continued)

         shall be reduced by the amount so distributed and/or utilized. Financial Hardship shall mean an unanticipated emergency (as defined by the Internal Revenue Service) caused by an event beyond the control of the Participant or beneficiary which would result in severe financial hardship if early withdrawal were not permitted.

16.      WITHDRAWAL PRIOR TO RETIREMENT

         As of the date which represents the sixth anniversary of the date on which a Participant commenced a Deferral Commitment (provided such Deferral Commitment was commenced prior to January 1, 1991) and on any date thereafter, the Participant may submit a request to withdraw the balance of his corresponding Deferral Account. A request hereunder must be submitted in writing to the Company's Vice President, Human Resources, and it must state the Participant's reason for requesting the withdrawal. The request must be submitted at least one year prior to the date on which the requested withdrawal is to occur. The request may be granted or denied by the Committee in its sole and absolute discretion. In the event that such request is granted, the balance of such Participant's corresponding Deferral Account shall be reduced prior to distribution in order to reflect that all Interest earned thereon shall have been computed using the Base Interest Rate only. Interest representing the increment over the Base Interest Rate which would otherwise have been payable with respect to such Deferral Account at or after retirement shall be forfeited, and the Participant will not be permitted to commence another Deferral Commitment any sooner than one year after the next January 1. Withdrawals which are granted hereunder shall be made in a single lump sum.

17.      DESIGNATION OF BENEFICIARY

         The Participant shall designate in writing, on a form to be furnished by the Company, one or more primary and/or secondary beneficiaries who shall receive distributions otherwise payable to the Participant or as otherwise authorized by the Plan, and such beneficiary designation shall be controlling with respect to all Deferral Accounts such Participant may have pursuant to the provisions of the Plan. The Participant's spouse, if any, must consent in writing to the designation of a primary beneficiary(ies) other than such spouse as the sole primary beneficiary. Subject to the requirement of the preceding sentence, the Participant shall have the right, at any time and for any reason, to submit a revised designation of beneficiary. Such revised designation of beneficiary shall become effective provided it is delivered to the the Company's Vice President, Human Resources, prior to the death of such Participant, and it shall supersede all prior designations of beneficiary submitted by the Participant. A beneficiary may be a natural person or an entity (such as a trust or a charitable organization).











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Deferred Compensation Plan (Continued)

         If no designation of beneficiary has been received by the Company from the Participant prior to his death, or if the beneficiary(ies) designated by the Participant has not survived the Participant or cannot otherwise be located by the Company within a reasonable period of time, distributions shall be made to the person or persons in the first of the following classes of successive preference:

                  1.       The Participant's surviving spouse.

                  2. The beneficiary(ies) named by the Participant in his most recent Designation of Beneficiary Form filed with the Company pursuant to the terms of the Company's Group Life Insurance Plan.

                  3.       The Participant's surviving children, equally.

                  4.       The Participant's surviving parents, equally.

                  5 The Participant's surviving brothers and sisters, equally.

                  6. The Participant's personal representative(s), executor(s) or administrator(s).

18.      PAYMENTS TO MINORS OR INCOMPETENTS

         Whenever, in the Committee's opinion, a person entitled to receive any payment under the Plan is a minor, is under a legal or other disability or is so incapacitated as to be unable to manage his/her financial affairs, a distribution may be made to such person or to his legal representative or to a relative or friend of such person for his/her benefit, or for the benefit of such person in whatever manner the Committee considers advisable. Any payment of a benefit in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

19.      ADMINISTRATION

         Except as specified otherwise in the Plan, the Committee shall have full power and discretion to administer, construe and interpret the Plan. Any authorized action or decision under the provisions of the Plan undertaken by the Committee arising out of, or in connection with the administration, construction, interpretation or effect of the Plan, or recommendations in accordance therewith, or any rules and regulations adopted by the Committee shall be conclusive and binding on all Participants and their beneficiaries and all other persons whosoever.










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Deferred Compensation Plan (Continued)

20.      MISCELLANEOUS

         A. Right of Setoff: If, at such time as the Participant becomes entitled to distributions hereunder, the Participant has any debt, obligation or other liability representing an amount owing to Ameren, and if such debt, obligation, or other liability is due and owing at the time that distributions are payable hereunder, Ameren Services may offset the amount owing it against the amount otherwise distributable hereunder.

         B. No Trust Created: The arrangements hereunder are unfunded for tax purposes and for the purposes of ERISA, Title 1. Nothing contained in the Plan, and no action taken pursuant to its provisions shall create, or be construed to create, a trust, escrow of any kind, or a fiduciary relationship between Ameren and the Participant, his designated beneficiary(ies), other beneficiaries of the Participant or any other person.

         C. Unsecured General Creditor Status: Distributions to the Participant or his designated beneficiary(ies) or any other beneficiary(ies) hereunder shall be made from assets which prior to distribution shall continue, for all purposes, to be a part of the general corporate assets and no person (including Participants) shall have any interest in such assets, including without limitation the proceeds of life or other insurance policies, by virtue of the provisions of the Plan. To the extent that any person, including the Participant, acquires a right to receive distributions under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of Ameren and the obligation to pay constitutes a mere promise of Ameren to make payments in the future.

         D. Recovery of Costs: In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of a Participant or any other property to allow Ameren to recover the costs of providing deferred compensation in whole or in part, hereunder, neither the Participant, his/her beneficiary(ies) nor any other person or persons shall have any rights therein whatsoever. Ameren shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein.

         E. Protective Provisions: A Participant shall cooperate with the Company by providing all information requested including a medical history. In connection therewith, the Company reserves the right to require that the Participant submit to a physical examination if such examination is deemed to be necessary or appropriate. The costs of all such physical examinations will be paid by the Company. If the Participant refuses to cooperate with the Company, the Company shall have no further obligation to the Participant under the provisions of the Plan. If the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant or beneficiary(ies) over and above actual deferrals.







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Deferred Compensation Plan (Continued)

         F. No Contract of Services: Nothing contained herein shall be construed to confer upon the Participant the right to continue to serve on the Board of Directors of Ameren in his present capacity, or in any capacity for any term of years. It is expressly understood that the Plan relates to the payment of deferred compensation for the Participant's director's services normally distributable after termination of such services, and the Plan is not in any way intended to be an employment contract.

         G. Spendthrift Provisions: Neither the Participant, his beneficiary(ies), nor any other person or persons shall have any power or right to sell, alienate, attach, garnish, transfer, assign, anticipate, pledge or otherwise encumber any part or all of a Deferral Account maintained or distributable hereunder. No amounts hereunder shall be subject to seizure by any creditor of the Participant or a beneficiary, beneficiary(ies) or any other person or persons by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of divorce, legal separation, bankruptcy, insolvency or death of the Participant, his beneficiary(ies), or any other person or persons. Any such attempted assignment or transfer shall be null and void.

         H. Withholding Taxes: To the extent required by the law in effect at the relevant time, the Company shall withhold payroll taxes and other amounts required by law.

         I. Suspension, Termination and Amendment: The Board of Directors of Ameren Corporation shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time-to-time to extend, modify, amend or revise the Plan in such respects as the Board of Directors by resolution may deem advisable, provided that no such extension, modification, amendment or revision shall deprive a Participant, or any beneficiary(ies) thereof, of any part or all of the Participant's Deferral Account. Subject to the foregoing, this Plan document supersedes all previous similar Plan documents.

         J. Conflicts: Any conflict in the language or terms or interpretation of the language or terms of the Plan between this Plan document and any other document which purports to describe the rights, benefits, duties or obligations of any Participant, Ameren Services or any other person or entity shall be resolved in favor of this Plan document.

         K. Validity: In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.




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


Deferred Compensation Plan (Continued)

         L. Captions: The captions of the articles and sections of the Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

         M. Gender and Plurals: Wherever used in the Plan, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

         N. Notice: Any election, beneficiary designation, notice, consent or demand required or permitted to be given under the provisions of the Plan shall be in writing and shall be signed by the Participant. If such election, beneficiary designation, notice, consent or demand is mailed by a Participant, it shall be sent by United States Certified Mail, postage prepaid, and addressed to the Chief Executive Officer, Ameren Corporation,
                  P. 0. Box 66149, St. Louis, Missouri 63166-6149. The date of such mailing shall be deemed to be the date of such notice, consent or demand.

         0. Governing Law: The Plan, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Missouri.

         P. Disputes: Time shall be of the essence in determining whether any payments are due to the Participant or his beneficiary(ies) under the Plan. Therefore, a Participant or beneficiary(ies) may submit any claim for payment under the Plan or dispute regarding the interpretation of the Plan to arbitration. This right to select arbitration shall be solely that of the Participant or his/her beneficiary(ies), and the Participant or beneficiary(ies) may decide whether or not to arbitrate in his/her sole discretion. The "right to select arbitration" is not mandatory on the Participant or beneficiary(ies), and the Participant or beneficiary(ies) may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration has commenced, however, it may not be discontinued without the mutual consent of the Participant or beneficiary(ies), and the Company. During the lifetime of the Participant only the Participant can use the arbitration procedure set forth herein.

                  Any claim for arbitration may be submitted as follows: if the Participant or his/her beneficiary(ies) disagrees with the Company regarding the interpretation of the Plan and the claim is finally denied by the Company in whole or in part, such claim may be filed in writing with an arbitrator of the Participant's or beneficiary(ies)'s choice who is selected by the method described in the following paragraph.

                  The Participant or his/her beneficiary(ies) shall submit a list of five potential arbitrators. Each of the five arbitrators so listed must be either (1) a member of the American Arbitration Association who is also a resident of the State of Missouri or (2) a retired Missouri Circuit Court or Court of Appeals Court judge.

                  Within one week after receipt of said list, the Company shall select one of the five arbitrators as the arbitrator for the dispute in question and notify said arbitrator of his selection. If the Company falls to select and notify an arbitrator in a timely manner, the Participant or beneficiary(ies) shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

                  The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Participant or his beneficiary(ies) and the Company. Absence from or nonparticipation at the hearing by either the Participant, or beneficiary(ies), or the Company shall not prevent the issuance of an award by the arbitrator. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his sole discretion when he decides he has heard sufficient evidence to justify the issuance of an award.

                  The arbitration award may be enforced in any appropriate court as soon as possible after its issuance. For the purposes of apportioning expenses and fees, the Company will be considered to be the prevailing party in a dispute if the arbitrator determines (1) that Ameren has not breached its obligations or duties under the provisions of the Plan and (2) the claim of the Participant or beneficiary(ies) was not made in good faith. Otherwise, the Participant or beneficiary(ies) will be considered to be the prevailing party. In the event that Ameren is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by the Company) including the fees of stenographic reporting, if employed, shall be paid by the Participant or beneficiary(ies). In the event that the Participant or beneficiary(ies) is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the Participant or beneficiary(ies) in pursuing his claim), including the fees of stenographic reporting, if employed, shall be paid by the Company.









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